Exhibit 10.1

Compensation and Change of Control Agreement

This Compensation and Change of Control Agreement (this “Agreement”) dated as of this 18th day of December, 2007, is entered into between Digital Angel Corporation (the “Company”) and Thomas J. Hoyer (the “Executive).

BACKGROUND

A.            The Company desires to employ Executive as its Vice President, Chief Financial Officer, and Treasurer, and Executive desires to accept such employment with the Company.

B.            The Company desires to provide to Executive certain compensation, stock option grants, and benefits in connection with his employment, and the Company further desires to provide Executive with certain additional compensation in the event of a change of control event at the Company.  The Company and Executive, by this Agreement, desire to set forth the details of such compensation arrangements.

AGREEMENT

1.             Compensation and Benefits.  The compensation and benefits payable and provided to Executive for services rendered shall include the following:

1.1           Base salary of $265,000 per year, payable bi-weekly in accordance with the Company’s normal payroll practices.

1.2           Car allowance of $10,000 per year, payable bi-weekly in accordance with the Company’s normal payroll practices.

1.3           Target annual bonus of 60% of base salary based upon plan metrics, the Company’s performance, and individual contribution.  Bonus will have a cap equal to 120% of base salary.

1.4           Grant of stock options for 250,000 shares of Company stock with a strike price equal to market closing price as of the date that Executive begins working for the Company.  The stock options will vest ratably over the next five years and will be subject to the terms of the Company’s stock option plan.

1.5           Executive will be eligible to participate in the Company’s 401(k) plan, health insurance, disability and life insurance, and any other welfare benefit plan, program, or fringe benefit of employment made available to similarly situated employees that may be in effect from time to time.

2.             Change of Control Benefit.

2.1           In the event of a Change of Control event (defined below), Company will pay to Executive the Change of Control Payment set forth in this Agreement.  The Change of Control Payment is payable only upon a Change of Control and a termination of Executive’s Employment within three (3) months following such Change of Control (whether through voluntary resignation or involuntary termination).

2.2           The Change of Control Payment is equal to the sum of: (a) 200% of Executive’s base salary in effect at the time of the Change of Control, plus (b) 200% of Executive’s target bonus (or average annual bonus of the most recent three (3) years if this is larger).  In addition, in the event of a Change of Control, all unvested stock options will be immediately vested.  Except as provided in Section 3 of this Agreement, the Change of Control Payment will be paid in one lump sum within fifteen (15) business days following the date on which the Release Agreement required pursuant to Section 4 of this Agreement becomes irrevocable.

2.3           For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events, each of which shall be determined independently of the others:

2.3.1        a transaction or series of transactions (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Affiliates, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, or any “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of fify percent (50%) or more of the stock of the Company entitled to vote in the election of directors; or

2.3.2        the Company (whether directly or indirectly involving one or more intermediaries) completes a (1) merger, consolidation, reorganization, or business combination, or (2) sale or other disposition of all or substantially all of its assets in any single transaction or series of related transactions, or (3) the acquisition of assets or stock of another entity, in each case excepting any transaction:

2.3.2.1  which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”))

directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

2.3.2.2       after which, no Person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated for purposes of this provision as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

2.3.3        Notwithstanding the foregoing, if, immediately after the occurrence of any event enumerated above, the Continuing Directors control the majority of the Board of Directors of the Company (or, in the case of any merger or combination in which the Company is not the surviving entity, continue to constitute a majority of the board of directors of such successor entity), such event shall not constitute a Change of Control for purposes of this Agreement until such time as (a) the Continuing Directors no longer constitute a majority of the Board of Directors of the Company (or the successor entity, if applicable), or (b) the Board of Directors replaces the Chief Executive Officer of the Company (or the successor entity, if applicable) that was in place prior to the occurrence of the applicable change of control event. “Continuing Directors” for this purpose means the members of the Board of Directors of the Company on the date of this Agreement, provided that any person becoming a member of the Board of Directors of the Company subsequent to such date whose nomination for election was supported by a majority of the directors who at the time of the election or nomination for election comprised the Continuing Directors shall be considered to be a Continuing Director.

2.3.4        For the avoidance of doubt, a Change of Control shall not mean any merger, consolidation, reorganization, business combination, sale, or acquisition transaction between the Company and Applied Digital Solutions, Inc., whether directly or through controlled intermediaries, regardless of how structured.

3.             Timing of Payment.

Notwithstanding any other provision in this Agreement, if any amount payable under this Agreement is subject to Section 409(A) of the Internal Revenue Code of 1986, as amended (the “Code”), then the payment of such amount shall be restructured or delayed, as necessary, in a manner that preserves as far as practically possible the form and timing of the benefit and ensures the amount is paid in compliance with Code Section 409(A).  Any delayed payments shall be aggregated and, pending distribution, held in a trust or other similar fund if such treatment shall be determined to be permissible under applicable law and, in any event, shall be paid in a lump sum as of the first day of the first permissible month of distribution.  Provided, however, that the Company does not by operation of this requirement assume responsibility for compliance with Code Section 409(A).  The Executive is responsible for any additional tax, interest, or penalties under Code Section 409(A) arising out of payment under this Agreement.

4.             Release Agreement.

In order to receive the Change of Control Payment, Executive shall execute a release of any known or unknown claims that he may have against the Company.  The release shall be in a form reasonably requested by the Company.  In accordance with law, Executive shall be given a prescribed period of time to consider whether to sign the Release Agreement and may revoke the Release Agreement during the stipulated period following delivery of the signed Release Agreement.

5.             Cap on Payments.

5.1           General Rules.  The Code may place significant tax burdens on Executive and the Company if the total payments made to Executive due to a Change of Control exceed prescribed limits.  In order to avoid this excise tax and the related adverse tax consequences for the Company, by signing this Agreement Executive agrees that the Change of Control Payment will not exceed an amount equal to the Executive’s Cap.

5.2           Special Definitions.  For purposes of this Section 5, the following specialized terms will have the following meanings:

5.2.1        “Base Period Income” is an amount equal to Executive’s “annualized includable compensation” for the “base period” as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder.  Generally, Executive’s “annualized includable compensation” is the average of Executive’s annual taxable income from the Company for the “base period,” which is the five calendar years prior to the year in which the Change of Control occurs.  These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.

5.2.2        “Cap” or “280G Cap” shall mean an amount equal to 2.99 times Executive’s “Base Period Income”  This is the maximum amount which Executive may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which Company may pay without loss of deduction under Section 280G of the Code.

5.2.3        “Basic Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to or for Executive’s benefit, the receipt of which is contingent on a Change of Control and to which Section 280G of the Code applies.

5.3           Calculating the Cap.  If the Company believes that these rules will result in a reduction of the payments to which Executive is entitled under this Agreement, it will so notify Executive as soon as possible.  The Company will then, at its expense, retain a “Consultant” (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to provide a determination concerning whether the Basic Payments exceed the limit discussed above (the “Determination”).  The Company will select the Consultant.  At a minimum, the Determination required by this Section must set forth the amount of Executive’s Base Period Income, the value of the Basic Payments, and the amount and present value of any excess parachute payments.  If the Determination states that there would be an excess parachute payment, Executive’s payments under this Agreement will be reduced to the extent necessary to eliminate the excess.  If the Consultant selected to provide the Determination so requests, a firm of recognized executive compensation consultants selected by the Company (which may, but is not required to be, the Consultant) shall provide an opinion, upon which such Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change of Control.  If the Company believes that Executive’s Basic Payments will exceed the limitations of this Section, it will nonetheless make payments to Executive, at the times provided above, in the maximum amount that it believes may be paid without exceeding such limitations.  The balance, if any, will then be paid after the opinions called for above have been received.  If the amount paid to Executive by the Company is ultimately determined, pursuant to the Determination or by the Internal Revenue Service, to have exceeded the limitation of this Section, Executive shall repay the excess promptly on demand of the Company.  If it is ultimately determined, pursuant to the Determination or by the Internal Revenue Service, that a greater payment should have been made to Executive, the Company shall pay Executive the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, so that Executive will have received or be entitled to receive the maximum amount to which Executive is entitled under this Agreement.  As a general rule, the Determination shall be binding upon Executive and the Company.  Section 280G and the excise tax rules of Section 4999, however, are compex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant’s conclusions.  If the Internal Revenue Service determines that the Cap is actually lower than calculated by the Consultant, the Cap will be recalculated by the Consultant.  Any payment over that revised Cap will then be repaid by Executive to the Company.  If the Internal Revenue Service determines that the actual Cap exceeds the amount calculated by the Consultant, the Company shall pay Executive any shortage.

5.4           Effect of Repeal or Inapplicability.  In the event that the provisions of Section 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.  Moreover, if the provisions of Sections 280G and 4999 of the Code do not apply to impose the excise tax to payments under this Agreement, then the provisions of this Section shall not apply.

6.             Additional Provisions.

6.1           This Agreement shall be binding upon the parties, their successors and assigns.

6.2           No provision of this Agreement may be modified, waived, or discharged unless such is agreed to in writing and signed by both parties.  No waiver by either party of any provision or condition shall be deemed a waiver at the same or any prior or subsequent time of any similar or dissimilar provision or condition.

6.3           This Agreement may only be amended by a written agreement executed by the parties.  No amendment that will result in a violation of Section 409A of the Code, or any other provision of applicable law, may be made to this Agreement and any such amendment shall be void.

6.4           Any payments provided for hereunder shall be subject to applicable withholding requirements under federal, state, or local law, and standard payroll deductions.

6.5           Nothing in this Agreement shall be construed as an offer or commitment by the Company to continue to employ Executive for any period of time.  Executive acknowledges and agrees that his employment with the Company shall be on the basis of “at will” employment relationship.

6.6           This Agreement shall be construed in accordance with and governed by the laws of the State of Florida.  Venue for any cause of action arising under this Agreement shall be in Palm Beach County, Florida, USA.

This Agreement is signed as of the date set forth above.

DIGITAL ANGEL CORPORATION

/s/ Kevin N. McGrath	/s/ Thomas J. Hoyer
By: Kevin N. McGrath	Thomas J. Hoyer
Title: President and CEO